Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our reports dated February 17, 2011, relating to the consolidated financial statements of Oncor Electric Delivery Company LLC and subsidiary, and the effectiveness of Oncor Electric Delivery Company LLC and subsidiary’s internal control over financial reporting, included in the Annual Report on Form 10-K of Oncor Electric Delivery Company LLC for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
August 23, 2011